Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
August 23, 2023	TRADED: Nasdaq
LANCASTER COLONY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
    WESTERVILLE, Ohio, August 23 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal fourth quarter and fiscal year ended June 30, 2023.
Summary
•Consolidated fourth quarter net sales increased 0.5% to a fourth quarter record $454.7 million. Retail segment net sales grew 1.3% in the quarter to $236.2 million while Foodservice segment net sales declined 0.4% to $218.5 million. Last year’s fourth quarter included an estimated $25 million in incremental net sales, or 6% of the quarter’s total sales, attributed to advance customer orders ahead of our July 1, 2022 ERP go-live date.
•Consolidated fourth quarter gross profit decreased $5.2 million to $93.2 million. In the prior-year quarter, advance customer orders ahead of our ERP go-live accounted for approximately $5 million in incremental gross profit. This year’s fourth quarter gross profit was unfavorably impacted by startup costs at our dressing and sauce facility in Horse Cave, Kentucky; temporary production inefficiencies associated with our ERP implementation; and costs associated with a Retail product line that was discontinued.
•Consolidated fourth quarter operating income declined $22.2 million to $11.5 million. Noncash impairment charges reduced this year’s fourth quarter operating income by $25.0 million. Restructuring and impairment charges totaled $10.5 million in last year’s fourth quarter.
•Fourth quarter net income was $0.33 per diluted share versus $1.06 per diluted share last year. Impairment charges reduced fourth quarter net income by $0.70 per diluted share. Last year’s restructuring and impairment charges reduced net income by $0.29 per diluted share.
CEO David A. Ciesinski commented, “We reported another quarter of record sales. In addition to inflationary pricing, the $3.1 million increase in Retail segment net sales was driven by our licensing program, including incremental growth from the new products, flavors and sizes we added to the program throughout the year. Circana data, which tracks consumer purchases, showed that consumption for our Retail segment’s branded products, measured in pounds, was up 4.7% in the quarter, led by our licensing program. In the prior-year quarter, Retail sales benefited from an estimated $11 million in advance customer orders ahead of our ERP go-live. The modest $0.8 million decline in Foodservice segment sales compares to a significant increase of 28.1% last year which included an estimated $14 million in advance customer orders. Foodservice segment sales were also unfavorably impacted by slower traffic for some of our national chain restaurant account customers.”

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“The fourth quarter gross profit results fell short of our expectations as we experienced some transitory costs associated with our long-term strategic investments in production capacity and our ERP network. These issues have now been remedied, and we look forward to the many benefits these investments will provide our business in the years ahead.”
“Looking ahead to fiscal 2024, we anticipate Retail segment sales will benefit from volume growth led by our licensing program, including incremental growth from the new products, flavors and sizes we introduced in fiscal 2023. We are also excited to share our plans to add Texas RoadhouseTM steak sauces to our licensing program with a spring launch date. In addition, we foresee continued positive momentum for our New York BRAND® Bakery frozen garlic bread products. In Foodservice, we expect sales volumes to be led by growth from select quick-service restaurant customers in our mix of national chain restaurant accounts, while external factors, including U.S. economic performance and potential changes in consumer sentiment, may impact demand. Consolidated net sales will also continue to benefit from the pricing actions taken in fiscal 2023.”
“We project the impact of inflationary costs to subside notably in the coming year. The pricing actions we have implemented along with our cost savings initiatives will help to offset remaining inflationary costs. With respect to our ERP initiative, Project Ascent, we completed the final wave of the implementation phase as planned and will devote our attention to leveraging the new system to strengthen our execution in fiscal 2024.”
Fourth Quarter Results
Consolidated net sales increased 0.5% to a fourth quarter record $454.7 million. Last year’s advance customer orders ahead of our July 1, 2022 ERP go-live date accounted for an estimated $25 million in incremental net sales, of which approximately $11 million was Retail and the remaining $14 million Foodservice. Retail segment net sales grew 1.3% to $236.2 million driven by our licensing program and the benefit of our pricing actions, partially offset by the segment’s lower sales volume and higher levels of trade spending. Retail segment sales volume, measured in pounds shipped, declined 3.3%. Excluding the prior-year quarter’s advance ordering, Retail segment sales volume grew 1.7%. In the Foodservice segment, net sales declined 0.4% to $218.5 million. Foodservice sales volume, measured in pounds shipped, declined 9.8% as influenced by the comparison to last year’s advance customer orders and slower traffic for some of our national chain restaurant account customers. Excluding the prior-year quarter’s advance ordering, Foodservice segment sales volume declined 3.9%.
Consolidated gross profit decreased $5.2 million to $93.2 million and compares to last year’s fourth quarter that benefited from an estimated $5 million in incremental gross profit attributed to the advance customer orders ahead of our ERP go-live. Gross profit was also unfavorably impacted by startup costs at our recently-expanded dressing and sauce facility in Horse Cave, Kentucky; temporary production inefficiencies at the facilities we recently added to our ERP network; and costs associated with a Retail product line that was discontinued.

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SG&A expenses increased $2.6 million to $56.7 million due to higher expenditures for consumer promotions; investments in personnel and IT; and increased brokerage costs partially offset by lower expenditures for Project Ascent. Expenditures for Project Ascent totaled $5.6 million in the current-year quarter versus $11.0 million last year.
Impairment charges totaling $25.0 million resulted from the unfavorable impact of noncash charges to reduce the carrying value of certain intangible assets of our Flatout, Inc. flatbread business. The impairment charges are reflected in the Retail segment. In the prior-year quarter, restructuring and impairment charges totaling $10.5 million included the unfavorable impact of a noncash $8.8 million impairment charge to reduce the carrying value of an intangible asset of Angelic Bakehouse, Inc. That impairment charge was also reflected in the Retail segment.
Consolidated operating income declined $22.2 million to $11.5 million as influenced by the impairment charges in addition to the lower gross profit and higher SG&A expenses.
Net income decreased $19.9 million to $9.2 million, or $0.33 per diluted share, versus $29.0 million, or $1.06 per diluted share, last year. In the current-year quarter, the impairment charges reduced net income by $19.3 million, or $0.70 per diluted share, while expenditures for Project Ascent reduced net income by $4.3 million, or $0.16 per diluted share. In the prior-year quarter, restructuring and impairment charges reduced net income by $8.1 million, or $0.29 per diluted share, while expenditures for Project Ascent reduced net income by $8.4 million, or $0.31 per diluted share. Note that last year’s net income and earnings per diluted share reflect the benefit of a lower tax rate due to the impact of favorable state tax adjustments.
Fiscal Year Results
For the fiscal year ended June 30, 2023, net sales increased 8.7% to $1.82 billion compared to $1.68 billion a year ago. Net income for the fiscal year totaled $111.3 million, or $4.04 per diluted share, versus the prior-year amount of $89.6 million, or $3.25 per diluted share. In fiscal 2023, expenditures for Project Ascent decreased net income by $23.0 million, or $0.84 per diluted share, and impairment charges reduced net income by $19.3 million, or $0.70 per diluted share. In fiscal 2022, expenditures for Project Ascent decreased net income by $30.1 million, or $1.09 per diluted share, restructuring and impairment charges reduced net income by $26.9 million, or $0.98 per diluted share, and changes in contingent consideration increased net income by $2.7 million, or $0.10 per diluted share.
Conference Call on the Web
    The company’s fourth quarter and fiscal year-end conference call is scheduled for this morning, August 23, at 10:00 a.m. ET. Access to a live webcast of the call is available through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company’s website.
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About the Company
    Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
    We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•efficiencies in plant operations and our overall supply chain network;
•the reaction of customers or consumers to pricing actions we take to offset inflationary costs;
•price and product competition;
•adequate supply of labor for our manufacturing facilities;
•the impact of customer store brands on our branded retail volumes;
•inflationary pressures resulting in higher input costs;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•fluctuations in the cost and availability of ingredients and packaging;
•dependence on contract manufacturers, distributors and freight transporters, including their operational capacity and financial strength in continuing to support our business;
•stability of labor relations;
•dependence on key personnel and changes in key personnel;
•cyber-security incidents, information technology disruptions, and data breaches;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•geopolitical events, such as Russia’s invasion of Ukraine, that could create unforeseen business disruptions and impact the cost or availability of raw materials and energy;
•the potential for loss of larger programs or key customer relationships;
•failure to maintain or renew license agreements;
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, production planning, operations, and production processes resulting from the impacts of epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•changes in demand for our products, which may result from loss of brand reputation or customer goodwill;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•the success and cost of new product development efforts;
•the lack of market acceptance of new products;
•the extent to which business acquisitions are completed and acceptably integrated;
•the ability to successfully grow acquired businesses;
•the effect of consolidation of customers within key market channels;
•maintenance of competitive position with respect to other manufacturers;
•the outcome of any litigation or arbitration;
•changes in estimates in critical accounting judgments;
•the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;

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•the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
Lancaster Colony Corporation
Phone: 614/224-7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2023	2022	2023	2022
Net sales	$454,661	$452,413	$1,822,527	$1,676,390
Cost of sales	361,487	353,995	1,433,959	1,320,671
Gross profit	93,174	98,418	388,568	355,719
Selling, general & administrative expenses	56,730	54,178	222,091	212,098
Change in contingent consideration	—	—	—	(3,470)
Restructuring and impairment charges	24,969	10,529	24,969	35,180
Operating income	11,475	33,711	141,508	111,911
Other, net	974	227	1,789	477
Income before income taxes	12,449	33,938	143,297	112,388
Taxes based on income	3,283	4,894	32,011	22,802
Net income	$9,166	$29,044	$111,286	$89,586

Net income per common share: (a)
Basic	$0.33	$1.06	$4.04	$3.26
Diluted	$0.33	$1.06	$4.04	$3.25

Cash dividends per common share	$0.85	$0.80	$3.35	$3.15

Weighted average common shares outstanding:
Basic	27,461	27,447	27,462	27,448
Diluted	27,490	27,453	27,482	27,472
(a)Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2023	2022	2023	2022
NET SALES
Retail	$236,183	$233,108	$965,370	$915,210
Foodservice	218,478	219,305	857,157	761,180
Total Net Sales	$454,661	$452,413	$1,822,527	$1,676,390

OPERATING INCOME
Retail	$10,269	$31,630	$139,464	$151,627
Foodservice	25,319	30,055	106,349	82,745
Nonallocated Restructuring and Impairment Charges	—	(1,758)	—	(25,507)
Corporate Expenses	(24,113)	(26,216)	(104,305)	(96,954)
Total Operating Income	$11,475	$33,711	$141,508	$111,911

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30, 2023	June 30, 2022
ASSETS
Current assets:
Cash and equivalents	$88,473	$60,283
Receivables	114,967	135,496
Inventories	158,265	144,702
Other current assets	12,758	11,300
Total current assets	374,463	351,781
Net property, plant and equipment	482,206	451,368
Other assets	256,325	287,225
Total assets	$1,112,994	$1,090,374

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$111,758	$114,972
Accrued liabilities	56,994	50,613
Total current liabilities	168,752	165,585
Noncurrent liabilities and deferred income taxes	81,975	80,102
Shareholders’ equity	862,267	844,687
Total liabilities and shareholders’ equity	$1,112,994	$1,090,374
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